UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 17, 2010
(Date of Report/Date of earliest event reported)

BANK MUTUAL CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation)
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(Address and zip code of principal executive offices)
(414) 354-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On December 17, 2010, Bank Mutual Corporation (the “Company”) announced two actions that are intended by the Company to strengthen its balance sheet going forward.
     With the approval of its Board of Directors, the Company has repaid early $756 million of its Federal Home Loan Bank (“FHLB”) advances. In connection with that early repayment, the Company is incurring a fourth quarter accounting charge of $53.6 million, which amount is net of the related income tax effect, related to one-time prepayment fees. The repaid FHLB advances had a remaining average maturity of approximately six years and a weighted-average cost of 4.17%, representing expense of $31.5 million on an annual basis.
     In addition, the Company announced that in the fourth quarter it expects to record a charge to its loan loss provision of approximately $18 to $21 million, which amounts are net of the related income tax effect. The level of the provision was approved in view of current economic conditions, recent adverse developments on certain loans (particularly commercial real estate) and the increasingly strict regulatory environment.
     A copy of the Company’s related press release is filed as Exhibit 99.1 to this Report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description	Filed Herewith

99.1	Press Release of the Company dated December 17, 2010	X
# # #

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2010	BANK MUTUAL CORPORATION (Registrant)
	By:	/s/ Michael T. Crowley, Jr.
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer

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